                          THIS DOCUMENT IS A COPY OF
                           THE SCHEDULE 13G FILED ON
                        FEBRUARY 18, 1997 PURSUANT TO
                        A RULE 201 TEMPORARY HARDSHIP
                                  EXEMPTION.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                  Under the Securities Exchange Act of 1934

                              (Amendment No. 8)*
                                            --

                           The Times Mirror Company
--------------------------------------------------------------------------------
                               (Name of Issuer)

                            Common Stock, Series C
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  887364 30 5
                           -------------------------
                                (CUSIP Number)

-----------------------                                  ---------------------
  CUSIP NO. 887364 30 5                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Times Mirror Employee Stock Ownership Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,753,391
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,753,391
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,753,391

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
       Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.52%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      EP (Employee Benefit Plan)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 887364 30 5                                        Page 3 of 5 pages
Schedule 13G
Amendment No. 7


Item 1(a)  Name of Issuer:
           --------------

              The Times Mirror Company

Item 1(b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

              Times Mirror Square
              Los Angeles, CA 90053

Item 2(a)  Name of Person Filing:
           ---------------------

              The Times Mirror Employee Stock Ownership Trust

Item 2(b)  Address of Principal Business Office
           ------------------------------------

              Times Mirror Square
              Los Angeles, CA 90053

Item 2(c)  Citizenship
           -----------

              California

Item 2(d)  Title of Class of Securities
           ----------------------------

              Common Stock, Series C

Item 2(e)  CUSIP Number:
           ------------

              887364 30 5

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:
           ------------------------------------------------------------------

              (f) Employee Benefit Plan

Item 4     Ownership
           ---------

              (a) Amount Beneficially Owned:
                  -------------------------

                  1,753,391 shares of Series C Common Stock in The Times Mirror Employee Stock Ownership Plan allocated and unallocated accounts as of December 31, 1996.

CUSIP No. 887364 30 5                                          Page 4 of 5 Pages
Schedule 13G
Amendment No. 7


        (b) Percent of Class:
            ----------------

            6.52 percent

        (c) Number of shares as to which such person has:
            --------------------------------------------

            (i)   sole power to vote or to direct the vote:
                  ----------------------------------------

                  0

            (ii)  shared power to vote or to direct the vote:
                  ------------------------------------------

                  1,753,391

            (iii) sole power to dispose or to direct the disposition of:
                  -----------------------------------------------------

                  0

            (iv)  shared power to dispose or to direct the disposition of:
                  -------------------------------------------------------

                  1,753,391

Item 5  Ownership of Five Percent or Less of a Class:
        --------------------------------------------

           Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
        ---------------------------------------------------------------

           Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
        --------------------------------------------------------

           Not applicable

Item 8  Identification and Classification of Members of the Group:
        ---------------------------------------------------------

           Not applicable

CUSIP No. 887364 30 5                                         Page 5 of 5 pages
Schedule 13G
Amendment No. 7


Item 9  Notice of Dissolution of Group:
        ------------------------------

          Not applicable

Item 10 Certification:
        -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature
                                   ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      THE TIMES MIRROR EMPLOYEE
                                      STOCK OWNERSHIP TRUST


Date:  February 14, 1997        By: /s/ Carol Nunnelly
                                    ------------------------------------------
                                    Carol Nunnelly, Manager, Defined
                                    Contribution Plans